UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 28, 2015

VWR Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-36673	26-0237871
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
Radnor Corporate Center, Building One, Suite 200
100 Matsonford Road
Radnor, Pennsylvania 19087
(Address of principal executive offices, including zip code)
(610) 386-1700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
On September 28, 2015, VWR Corporation’s (the “Company”) wholly owned subsidiary, VWR Funding, Inc. (“VWR Funding”), entered into a credit agreement governing its new senior secured credit facility (the “Credit Agreement”) with Citibank, N.A., as administrative agent and collateral agent for the lenders, Citibank, N.A., Barclays Bank PLC, Goldman Sachs Bank USA, Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and PNC Capital Markets LLC, as joint lead arrangers, Barclays Bank PLC and Goldman Sachs Bank USA, as co-syndication agents, Mizuho Bank, Wells Fargo Bank, National Association and BBVA Compass, as co-documentation agents, Sumitomo Mitsui Banking Corporation, as senior managing agent, and TD Bank, N.A., as managing agent, and the Company and certain of its subsidiaries entered into a related Guarantee and Collateral Agreement with Citibank, N.A., as collateral agent (the “Guarantee and Collateral Agreement”).
The new credit facility consists of (i) a U.S. dollar denominated term loan A facility providing for a loan in an aggregate principal amount of $910.0 million (the “Term A Loans”), (ii) a Euro denominated term loan B facility providing for a loan in an aggregate principal amount of €460.0 million (the “Term B Loans”) and (iii) a multi-currency revolving credit facility providing for up to $250.0 million in multi-currency revolving loans to the borrowers (including letters of credit). Undrawn amounts under the revolving credit facility are available on a revolving credit basis for working capital and general corporate purposes of the borrowers, including any foreign subsidiary borrowers, that are from time-to-time party to the Credit Agreement and their respective subsidiaries. The Credit Agreement will permit one or more of VWR Funding’s foreign subsidiaries to become foreign borrowers under the revolving credit facility upon the satisfaction of certain conditions.
Maturity; Prepayments. The revolving credit facility and the Term A Loans will mature on September 28, 2020. The Term B Loans will mature on January 15, 2022. The principal amount of the Term A Loans will be amortized in annual installments equal to (i) 5% of their original principal amount during each of 2016 and 2017, (ii) 7.5% of their original principal amount during 2018 and (iii) 10% of their original principal amount annually thereafter with the remainder due at maturity. The principal amount of the Term B Loans will be amortized in annual installments equal to 1% of their original principal amount, with the remainder due at maturity.
Subject to certain exceptions, the new credit facility is subject to mandatory prepayment and reduction in an amount equal to: (i) the net cash proceeds of (1) certain asset sales by VWR Funding and its restricted subsidiaries and (2) certain insurance recovery and condemnation events; (ii) the net cash proceeds from the incurrence of certain additional indebtedness by VWR Funding and its restricted subsidiaries; and (iii) beginning with the fiscal year 2016, 50% of excess operating cash flow of VWR Funding and its domestic subsidiaries, together with dividends and repayments of intercompany debt from foreign subsidiaries, net of operating cash used (or to be used) to finance permitted acquisitions and other investments for which a binding agreement (or binding commitment) then exists, for capital expenditures, for certain restricted payments and for any voluntary and certain mandatory principal payments for any fiscal year, with that percentage being reduced to 25% or 0% if certain net leverage ratios are met.
Security; Guarantees. The obligations of VWR Funding under the Credit Agreement are guaranteed by the Company and each of the Company’s direct and indirect wholly owned domestic restricted subsidiaries (other than (i) unrestricted subsidiaries, (ii) immaterial subsidiaries, (iii) any direct or indirect U.S. subsidiary of a direct or indirect foreign subsidiary, (iv) captive insurance subsidiaries, (v) non-profit subsidiaries, if any, (vi) any receivables subsidiary, (vii) special purposes entities, if any, (viii) subsidiaries prohibited by law or contract from guaranteeing the Credit Agreement, (ix) certain subsidiaries acquired after the date of the Credit Agreement and (x) other subsidiaries for which the costs and consequences of providing a guarantee are excessive in relation to the benefits to be obtained by the lenders). In addition, the obligations under the Credit Agreement and the guarantees thereunder are secured by security interests in and pledges of or liens on substantially all of the tangible and intangible assets of VWR Funding and the guarantors, including pledges of all the capital stock of all direct or indirect U.S. subsidiaries of VWR Funding and of up to 65% of the capital stock of each first-tier foreign subsidiary or foreign subsidiary holding company.
In the event that any foreign subsidiary of VWR Funding borrows under the Credit Agreement, its borrowings would be guaranteed by VWR Funding and the guarantors. The obligations of a foreign subsidiary borrower would be secured by substantially all of the tangible and intangible assets of such foreign subsidiary borrower, including the capital stock of certain subsidiaries of the foreign subsidiary borrower. The guarantees of VWR Funding and the guarantors of the foreign subsidiary borrower’s obligations would be secured by the same collateral described in the previous paragraph, but would include 100% of the capital stock of certain foreign subsidiaries of VWR Funding and the guarantors.
Interest. The Term A Loans and any borrowings under the revolving credit facility bear interest at a rate per annum of, at VWR Funding’s option, either (i) the Alternate Base Rate, as defined in the Credit Agreement, plus an applicable margin of 1.00%, or (ii) the Eurodollar Rate, as defined in the Credit Agreement, plus an applicable margin of 2.00%. The Term B Loans bear interest at a rate per annum of the EURIBOR Rate, as defined in the Credit Agreement, plus an applicable margin of 3.25%. The EURIBOR Rate is subject to a 0.75% floor with respect to Term B Loans.
Fees. The Company pays certain fees with respect to the Credit Agreement, including (1) fees equal to 0.50% (subject to step down if certain net leverage ratios are met) per year, payable quarterly, on the unused commitments of the lenders under the revolving credit facility, (2) letter of credit fees equal to the then applicable spread over the Eurodollar rate in effect from time to time under the revolving credit facility on the aggregate amount available to be drawn under outstanding letters of credit, payable quarterly, plus a fronting bank fee to the letter of credit issuing bank in an amount equal to 0.125% per annum on the aggregate amount available to be drawn under each issued letter of credit, payable quarterly, and (3) customary issuance and administration fees.
Representations and Warranties. The Credit Agreement contains customary representation and warranties, including, without limitation, corporate status; legal, valid and binding documentation; no consents; accuracy of financial statements, confidential information memorandum and other information; no material adverse change with respect to each funding under the revolving credit facility; absence of undisclosed liabilities, litigation and investigations; no violation of agreements or instruments; compliance with laws; payment of taxes; ownership of properties; inapplicability of the Investment Company Act; solvency; effectiveness of governmental approvals; labor matters; environmental; anti-corruption; sanctions and other regulatory matters; and validity, priority and perfection of security interests in the collateral.
Covenants. The new Credit Agreement contains a number of customary affirmative and negative covenants that, among other things, limit or restrict the ability of VWR Funding and the guarantors to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness, make dividends and other restricted payments, create liens, make equity or debt investments, make acquisitions, engage in mergers or consolidations, change their lines of business, change their fiscal year, or engage in certain transactions with affiliates.
The Credit Agreement also includes a financial maintenance covenant requiring VWR Funding to maintain a ratio of first lien indebtedness, net of unrestricted cash, to adjusted EBITDA (the “First Lien Net Leverage Ratio”) of not more than 4.00:1.00. The First Lien Net Leverage Ratio is tested at the end of each fiscal quarter.
Events of Default. The Credit Agreement contains customary events of default including non-payment of principal, interest or fees, failure to comply with covenants, inaccuracy of representations or warranties in any material respect, cross default to certain other indebtedness, impairment of security interests in collateral or invalidity of guarantees or security documents, material judgments, change of ownership or control, and certain bankruptcy or insolvency events.
The foregoing is a summary of the material terms of the Credit Agreement, does not purport to be complete, and is qualified in its entirety by reference to the Credit Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1.

Item 1.02	Termination of a Material Definitive Agreement.
Simultaneously with its entry into the Credit Agreement, VWR Funding used a portion of the proceeds from the new credit facility to (i) repay in full all outstanding indebtedness under and terminated its existing credit agreement dated as of June 29, 2007, as subsequently amended and extended, among VWR Funding, the Company, each of the foreign borrowers from time to time party thereto, each of the guarantors, each of the lenders from time to time party thereto and Bank of America, N.A. , as administrative agent and collateral agent; and (ii) redeem in full an aggregate of $750.0 million of its 7.25% Senior Notes due 2017 (the “2017 Notes”) and discharge its obligations under the Indenture, dated September 4, 2012, by and among VWR Funding, the guarantors party thereto and Law Debenture Trust Company of New York, as Trustee. The Guarantee and Collateral Agreement dated as of June 29, 2007, among the Company, VWR Funding, and each subsidiary a party thereto and Bank of America, N.A., as collateral agent, as amended from time to time, was also terminated.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information in Item 1.01 with respect to VWR Funding’s direct financial obligations is incorporated herein by reference.

Item 8.01.	Other Events.
On September 30, 2015, the Company issued a press release announcing the completion of the refinancing transactions. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
See the Exhibit Index beginning on page E-1 of this report.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VWR Corporation

Date: September 30, 2015	By:	/s/ Douglas J. Pitts
		Name:	Douglas J. Pitts
		Title:	Vice President and Corporate Controller

EXHIBIT INDEX

Exhibit No.	Description
10.1
Credit Agreement, dated as of September 28, 2015, among VWR Funding Inc., each of the Foreign Subsidiary Borrowers from time to time party thereto, Citibank, N.A., as administrative agent and collateral agent for the Lenders, Citibank, N.A., Barclays Bank PLC, Goldman Sachs Bank USA, Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and PNC Capital Markets LLC, as joint lead arrangers, Barclays Bank PLC and Goldman Sachs Bank USA, as co-syndication agents, Mizuho Bank, Wells Fargo Bank, National Association and BBVA Compass, as co-documentation agents, Sumitomo Mitsui Banking Corporation, as senior managing agent, and TD Bank, N.A., as managing agent

10.2	Guarantee and Collateral Agreement, dated as of September 28, 2015, among VWR Corporation, VWR Funding Inc., the Subsidiaries from time to time party thereto, and Citibank, N.A., as collateral agent
99.1	Press release, dated September 30, 2015

E-1